Exhibit 5.1

599 LEXINGTON AVENUE | NEW YORK | NY | 10022-6069
WWW.SHEARMAN.COM | T +1.212.848.4000 | F +1.212.848.7179

November 14, 2011

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674

The Dow Chemical Company

$1,250,000,000 4.125% Notes due 2021
$750,000,000 5.250% Notes due 2041

Ladies and Gentlemen:

We have acted as counsel to The Dow Chemical Company, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $1,250,000,000 aggregate principal amount of its 4.125% Notes due 2021 and $750,000,000 aggregate principal amount of its 5.250% Notes due 2041 (collectively, the “Securities”), pursuant to the Underwriting Agreement, dated as of November 4, 2011 (the “Underwriting Agreement”), among the Company and the Underwriters named in Schedule I therein.  The Securities are being issued pursuant to an indenture, dated as of May 1, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In that connection, we have reviewed the following:

(a)	The Underwriting Agreement.

(b)	The Indenture.

(c)	The Securities.

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SHEARMAN & STERLING LLP IS A LIMITED LIABILITY PARTNERSHIP ORGANIZED IN THE UNITED STATES UNDER THE LAWS OF THE STATE OF DELAWARE, WHICH LAWS LIMIT THE PERSONAL LIABILITY OF PARTNERS.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)           The genuineness of all signatures.

(b)           The authenticity of the originals of the documents submitted to us.

(c)           The conformity to authentic originals of any documents submitted to us as copies.

(d)           As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(f)           That the execution, delivery and performance by the Company of the Opinion Documents do not:

(i)           except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(ii)           result in any conflict with or breach of any agreement or document binding on it.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, the law of the State of New York, that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents, and the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Securities, when authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, will be the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

Our opinion expressed above is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinion is limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Registration Statement on Form S-3ASR (File No. 333-164985), as amended by Amendment No. 1, relating to the Securities (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus supplement relating to the Securities.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Shearman & Sterling LLP

JSK/RA/JSG/DX
SKF